EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2007 relating to consolidated financial statements of Blue Fire Ethanol Fuels, Inc. included its annual report on Form 10-KSB for the period ended December 31, 2006.

/s/ McKennon Wilson & Morgan LLP
Irvine, California
December 14, 2007